Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Tests 5,350 bopd in Ongoing Testing of CX11-18XD Well

Houston—April 1, 2008---BPZ Resources, Inc. (AMEX:BZP) today announced the Company has performed three drill stem tests (DST) in ongoing testing of the CX11-18XD well in the Corvina field of offshore Block Z1 in northwest Peru, reaching up to date a cumulative total of 5,350 barrels of oil per day (bopd).  Testing is not yet complete.

The Company carried out three drill stem tests (DST) in the Upper Zorritos formation.  The first DST targeted the lower sands that flowed oil to the surface during the integrity tests at the platform as previously announced.  In addition, both the first and second DSTs targeted a set of sands that had not been tested in any of the previous wells tested.  The third DST targeted a set of sands that has tested oil in the Company’s CX11-21XD well.

DST #3 initially tested 700 bopd and displayed production restrictions due to the heavier mud required during drilling.  The test was suspended after a short period to allow the Company to mobilize specialized equipment to the platform and to re-perforate the sands with deep penetration tubing-conveyed perforating (TCP) guns in an attempt to increase productivity.  DST #3 is ongoing.  DST #2 tested 4,150 bopd despite the heavier mud required during drilling.  The Company expects to increase productivity of these sands that were tested in DST #2 by re-perforating them using the TCP guns prior to the final completion of the well.  DST #1 initially flowed at approximately 500 bopd with no formation water, before water came in through what the Company concluded was faulty cement isolation.  This first DST was then aborted and the Company is reviewing its options to fix the cement problem so the test may be performed again in the future.  The Company also believes the sands in DST #1, which the Company believes are the ones with the best petrophysical properties in the 18XD well, have also been subjected to production restrictions due to the heavier mud required during drilling.  TCP guns are expected to be used if DST #1 is repeated.  The Company does not expect this mechanical problem to have any significant long term effect on production from  this well.

Manolo Zúñiga, President and Chief Executive Officer commented “Once again we have come up with another promising well in Corvina.  We look forward to completing the ongoing 18XD testing to assess the full potential of this well.  The 18XD does have some near-wellbore production restrictions resulting from the mud weight used to control the well during drilling.  However, we expect this damage to be manageable. After re-perforating the DST #3 sands, we also plan to re-perforate the DST #2 sands since our analysis shows the production from this zone is currently impaired, even though DST #2 already tested 4,150 bopd.  The Company will decide at a later date if it is worthwhile to re-test DST #1.  Once we complete the well, we will announce final testing results.  This latest well will add capacity to meet our 2008 production target and is an integral part of the overall Corvina field development.”

After final completion and testing of the CX11-18XD well, the Company plans to spud the CX11-20XD well which is planned for later in April.  At approximately the same time, the Company also expects to resume production under its long term testing program, using the recently installed sea bed flow lines.  The Company estimates production will be approximately 6,000 bopd.  The long term testing to obtain additional reservoir and well performance data is needed for field development as well as to resume cash flow.

While the Company believes this well will produce in commercial quantities, no assurances can be given, however, that the Company can produce at the tested rates described in this release, and production at such rates cannot be guaranteed.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing effort, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “tested”, “barrels of oil per day” and “cubic feet of gas” or similar terms suggesting “Indicated” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.

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